UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 27, 2012 (July 24, 2012)

Penn Virginia Resource Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16735	23-3087517
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Five Radnor Corporate Center, Suite 500

100 Matsonford Road, Radnor, Pennsylvania 19087

(Address of principal executive office) (Zip Code)

(610) 975-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 24, 2012 Penn Virginia Resource GP, LLC (the “General Partner”) the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”) entered into an employment agreement (the “Employment Agreement”) with Mark D. Casaday, Executive Vice President and Chief Operating Officer, Midstream – Marcellus. Mr. Casaday’s Employment Agreement has a one-year term, commencing on July 24, 2012, the effective date of the Employment Agreement. The Employment Agreement is automatically extended for consecutive one-day periods until terminated by notice from the General Partner. If such notice is given, Mr. Casaday’s Employment Agreement will terminate one year after the date of such notice. Mr. Casaday will be entitled to an annual salary of $318,000 and will be entitled to a target annual cash incentive bonus of 75% of his base salary and a target annual equity incentive of 125% of his base salary. The equity incentive compensation to be granted to Mr. Casaday will be comprised of performance-based and time-based phantom unit awards.

The Employment Agreement provides change in control severance benefits to Mr. Casaday upon the occurrence of two events (the “Triggering Events”). Specifically, if a change in control (as defined in the Employment Agreement) occurs and, within two years after the date of such change of control, either (i) Mr. Casaday’s employment is terminated other than for cause (as defined in the Employment Agreement) or due to death or disability or (ii) Mr. Casaday terminates his employment for good reason (as defined in the Employment Agreement), then he will receive a lump sum, in cash, of an amount equal to three times the sum of his highest annual base salary plus his bonus, calculated using his highest annual targeted bonus percentage and highest annual base salary. The General Partner will also provide certain health and dental benefit-related payments to Mr. Casaday as well as certain outplacement services for up to a two-year period, and all phantom units held by Mr. Casaday will accelerate and immediately vest. Additionally, if the General Partner’s independent registered public accountants determine that any change in control severance payments to be made or benefits to be provided to Mr. Casaday under the Employment Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will, at his election, either be reduced to the extent necessary to prevent him from being subject to such excise tax, or not be reduced, and he will be responsible for the payment of such excise tax.

Further, if the General Partner terminates Mr. Casaday’s employment without cause, the Employment Agreement provides that he will receive an amount equal to: (i) one time the annual base salary in effect immediately prior to termination or as set forth in the Employment Agreement, whichever is greater, payable in monthly installments plus (ii) one time his bonus, calculated using his highest annual targeted bonus percentage and highest annual base salary. All unvested time-based phantom units will immediately vest and will be payable in accordance with terms of Mr. Casaday’s underlying phantom unit grant agreements. All unvested performance-based phantom units granted prior to the plan year in which his employment was terminated will vest in accordance with the performance criteria established for the relevant plan year. All unvested performance-based phantom units granted to Mr. Casaday for the plan year in which his employment was terminated will be forfeited. The General Partner will also provide certain health and dental benefit-related payments to Mr. Casaday as well as certain outplacement services for up to a one-year period.

All severance payments are conditioned on Mr. Casaday entering into a release with the General Partner and his compliance with the non-compete and non-solicitation provisions under the Employment Agreement.

The foregoing description of Mr. Casaday’s Employment Agreement is qualified in its entirety by the Employment Agreement, which will be filed as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2012

Penn Virginia Resource Partners, L.P.
By:	Penn Virginia Resource GP, LLC
its general partner

By:	/s/ Bruce D. Davis, Jr.
Bruce D. Davis, Jr.
Executive Vice President, General Counsel and Secretary